EXHIBIT 2

Icahn Comments on Proxy Solicitation re Time Warner

NEW YORK, Sep. 12 – Carl Icahn today announced that Icahn Partners LP, Icahn Partners Master Fund LP, Franklin Mutual Advisers, LLC, JANA Partners LLC, JANA Master Fund, Ltd., S.A.C. Capital Advisors, LLC and S.A.C. Capital Associates, LLC (collectively with certain of their respective affiliates, the “Icahn Group”) intend to propose one or more nominees for election as directors at the next annual meeting of shareholders of Time Warner Inc. ("Time Warner"). The Icahn Group believes that having shareholder-nominated directors on boards of directors is a major positive in general, and will prove to be particularly important at Time Warner because of the difference of opinion between many large shareholders and management concerning the direction of the company and the lack of share price performance under current management (as of today, Time Warner stock is down approximately 4% since Dick Parsons became CEO of the company on May 16th, 2002). The Icahn Group noted that there were no shareholder-nominated directors on the board when Time Warner made the egregious error of undertaking the AOL transaction.

Carl Icahn also announced that the Icahn Group has filed with the SEC a position paper regarding Time Warner, which details the Icahn Group’s views as to the actions which Time Warner’s management and board of directors should take to enhance shareholder value. The position paper is available at no charge at the SEC’s website at http://www.sec.gov and the Icahn Group would be happy to speak with any interested shareholders (please contact Nick Graziano at 212-702-4396). In the position paper, the Icahn Group recommends that Time Warner management immediately, at a minimum, undertake the following steps: (i) begin the process for a 100% spin-off of Time Warner Cable, Inc. (“TWC”) and (ii) initiate a Dutch auction tender process for approximately $20 billion of Time Warner shares. The Icahn Group believes that these actions would immediately narrow the gap between the current share price of Time Warner and the true value of Time Warner’s assets, which the Icahn Group believes is significantly higher. Time Warner management has offered several reasons for not completely separating the cable business and buying back Time Warner shares aggressively, choosing instead to offer just 16% of TWC stock and the repurchase of only $5 billion of Time Warner shares over 2 years. The Icahn Group rejects management’s arguments against separation and challenges management’s capital return plan as a weak attempt to silence growing investor criticism. The Icahn Group believes that Time Warner management and its board of directors should allow shareholders, the true owners of the company, to decide how the value of these world-class assets should be realized. Based on today’s Time Warner share valuation, the Icahn Group believes that the best investment the company can make at this time is to repurchase its own stock.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, FRANKLIN MUTUAL ADVISERS, LLC, JANA PARTNERS LLC, JANA MASTER FUND, LTD., S.A.C. CAPITAL ADVISORS, LLC, S.A.C. CAPITAL ASSOCIATES, LLC AND CERTAIN OF THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS

OF TIME WARNER INC. FOR USE AT ITS ANNUAL MEETING WHEN AND IF THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF TIME WARNER INC. AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE POTENTIAL PARTICIPANTS IN A POTENTIAL PROXY SOLICITATION IS CONTAINED IN EXHIBIT 1 TO THE SCHEDULE 14A FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY THE ICAHN GROUP ON SEPTEMBER 12, 2005.